UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2019

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Fifth Avenue, 18th Floor, New York, NY	10103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2019 (the “Effective Date”), Golub Capital BDC Funding II LLC (“Funding II”), a direct, wholly-owned, consolidated subsidiary of Golub Capital BDC, Inc. (the “Company”), entered into a loan and servicing agreement (the “MS Credit Facility II”), with the Company, as the originator and as the servicer, Morgan Stanley Senior Funding, Inc., as the administrative agent, each of the lenders from time to time party thereto, each of the securitization subsidiaries from time to time party thereto, and Wells Fargo Bank, N.A., as collateral agent, account bank, and collateral custodian.

Under the MS Credit Facility II, the lenders have agreed to extend credit to Funding II in an aggregate principal amount of up to $200.0 million as of the Effective Date. The period during which Funding II may request drawdowns under the MS Credit Facility II (the “Revolving Period”) commenced on the Effective Date and will continue through February 1, 2021 unless there is an earlier termination or event of default. The MS Credit Facility II will mature on February 1, 2024 unless there is an earlier termination or event of default.

During the Revolving Period, borrowings under the MS Credit Facility II and, after any ramp-up period (as defined in the MS Credit Facility II), any undrawn amount under the MS Credit Facility II in excess of 35% of the maximum principal amount of the MS Credit Facility II (up to 65% of the maximum principal amount), will bear interest at the applicable base rate plus 2.05%. Following expiration of the Revolving Period, the interest rate on outstanding borrowings under the MS Credit Facility II will reset to the applicable base rate plus 2.55% for the remaining term of the MS Credit Facility II. The base rate under the MS Credit Facility II is (i) the one-month London Interbank Offered Rate with respect to any advances denominated in U.S. dollars or U.K. pound sterling, (ii) the one-month Euro Interbank Offered Rate with respect to any advances denominated in euros, and (iii) the one-month Canadian Dollar Offered Rate with respect to any advances denominated in Canadian dollars.

In connection with the MS Credit Facility II, the Company paid one-time, up-front structuring and commitment fees equal to 0.50% of the aggregate commitments under the MS Credit Facility II as of the Effective Date. During the Revolving Period, a non-usage fee of 0.50% per annum multiplied by the lesser of the undrawn amount under the MS Credit Facility II and 35.0% of the maximum principal amount of the MS Credit Facility II is payable in arrears each quarter; provided that, solely during any ramp-up period, the non-usage fee will be calculated as a fee of 0.25% per annum multiplied by the undrawn amount under the MS Credit Facility II.

The MS Credit Facility II is secured by all of the assets held by Funding II. Both the Company and Funding II have made customary representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The borrowings of the Company, including under the MS Credit Facility II, are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

In connection with the MS Credit Facility II, on February 1, 2019, the Company entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Funding II pursuant to which the Company will sell and transfer to Funding II certain loans and debt securities the Company has originated or acquired, or will originate or acquire, from time to time consistent with the Company's investment objectives. Proceeds from the MS Credit Facility II will be used to finance the origination and acquisition of eligible assets by Funding II, including the purchase of such assets from the Company. The Company retains a residual interest in assets transferred to or acquired by Funding II through the Company’s ownership of Funding II.

The description above is only a summary of the material provisions of the MS Credit Facility II and is qualified in its entirety by reference to copies of the MS Credit Facility II and Purchase and Sale Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entry into the MS Credit Facility II, all outstanding borrowings under the senior secured revolving credit facility, as amended and restated from time to time (the “Credit Facility”), previously entered into between Golub Capital BDC Funding LLC, a wholly-owned subsidiary of the Company, certain lenders party thereto from time to time and Wells Fargo Securities, LLC, as administrative agent, were repaid, following which the Credit Facility was terminated on February 4, 2019. Obligations under the Credit Facility would have otherwise matured on September 21, 2023.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Servicing Agreement, dated as of February 1, 2019, among Golub Capital BDC Funding II LLC, as the borrower; Golub Capital BDC, Inc., as the originator and as the servicer; Morgan Stanley Senior Funding, Inc., as the administrative agent; each of the lenders from time to time party thereto; each of the securitization subsidiaries from time to time party thereto; and Wells Fargo Bank, N.A., as the collateral agent, account bank and collateral custodian

10.2	Purchase and Sale Agreement, dated as of February 1, 2019, by and between Golub Capital BDC Funding II LLC, as the purchaser, and Golub Capital BDC, Inc., as the transferor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: February 6, 2019	By:	/s/ Ross Teune
	Name:	Ross Teune
	Title:	Chief Financial Officer